Company Contact:
Dana Grosser
SEI
+1 610-676-2459
dgrosser@seic.com
Pages:    1

FOR IMMEDIATE RELEASE

SEI DECLARES DIVIDEND OF $.22 PER SHARE AND
INCREASE IN STOCK REPURCHASE PROGRAM

OAKS, Pa., Dec. 10, 2013 - The Board of Directors of SEI Investments Company (NASDAQ: SEIC) today declared a regular semi-annual dividend of $.22 (twenty-two cents) per share, a $.02, or ten percent (10%), increase compared to its last regular semi-annual dividend. The cash dividend will be payable to shareholders of record on December 23, 2013, with a payment date of January 10, 2014.

In addition, SEI's Board of Directors also approved an increase in its stock repurchase program by an additional $100 million, increasing the available authorization under the program to approximately $103 million. Since the beginning of calendar year 2013, the Company repurchased approximately 6.2 million shares at a cost of approximately $188.4 million.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, fund processing, and investment management business outsourcing solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of September 30, 2013, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $529 billion in mutual fund and pooled or separately managed assets, including $219 billion in assets under management and $310 billion in client assets under administration. For more information, visit www.seic.com.

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